Exhibit 10.8

Management & Cost Sharing Agreement

This Management & Cost Sharing Agreement (“Agreement”) is between Ategrity Specialty Insurance Company, a Delaware corporation with offices at 14000 N. Pima Road, Suite 200, Scottsdale, Arizona 85260, and its affiliates (“Ategrity”), and Zimmer Insurance Services, LLC a Delaware company with offices at 9 West 57th Street, 33rd Floor New York, New York 10019 (“Zimmer”). This Agreement is effective as of September 30, 2023 (the “Effective Date”).

1.	PURPOSE

This Agreement governs the management and cost sharing arrangement between Ategrity and Zimmer, which is being entered into for the purpose of reducing Ategrity’s administrative costs, gaining greater efficiencies, and creating economies of scale in its operations.

2.	DEFINITIONS

“Affiliate” has the meaning ascribed to the term under has the meaning ascribed to the term under Title 18 §5001(1) of the Delaware Code.

“Fees” means the proportion of Shared Costs obligated to be paid by Ategrity to Zimmer as may be reasonably determined by the parties under this Agreement. Notwithstanding the foregoing, in no event shall such fees exceed the Shared Costs.

“Guidelines” means all policies, procedures, obligations, or processes that apply generally to Ategrity employees in the performance of their responsibilities or that may be created by Ategrity to govern the specific nature of the expected delivery of the Services.

“Personal Data” means any information relating to (i) an identified or identifiable natural person and, (ii) an identified or identifiable legal entity (where such information is protected similarly to personal data or personally identifiable information under applicable law).

“Services” means the management, administrative, human resources, benefits, accounts payable, accounts receivable, premium audit, underwriting operations, collections, real estate, legal, infrastructure, accounting, reporting, or staffing/recruiting, services provided by Zimmer.

“Shared Costs” means all reasonable costs incurred by Zimmer in providing the Services to Ategrity.

3.	COST SHARING

3.1.	Shared Costs. In consideration of the Services provided by Zimmer, Ategrity agrees to contribute to the operating costs and expenses of Zimmer in proportion and to the extent to which Ategrity and their respective subsidiaries make use of such Services.

3.2.	Assigned Resources. From time to time Zimmer employees may be assigned to the role of an employee or officer of Ategrity (“Assigned Roles”). In such an occurrence, the Assigned Roles will be subject to the oversight of Ategrity and shall be subject to all Ategrity Guidelines in the activities they perform in addition to the policies and procedures of Zimmer. Notwithstanding the foregoing, any appointment of a director or officer would be subject to the biographical affidavit submission requirements under Delaware law.

3.3.	Review & Oversight. Performance by Zimmer of the Services and performance of Zimmer employees in their Assigned Roles under this Agreement will be subject to the general oversight of Ategrity. Zimmer shall maintain appropriate and accurate books of account and records relating to Services utilized by Ategrity under this Agreement, and such books of account and records shall be accessible for inspection by representatives (including the auditors) of Ategrity or the Commissioner at any time.

3.4.	Resource Sharing. In order to facilitate the Services certain assets may be transferred between Zimmer and Ategrity. Notwithstanding the foregoing the transfer of such assets shall be permitted only upon the payment of the fair market value for such assets, as solely determined by Ategrity. For avoidance of doubt transfers of assets under this provision that meet the criteria in Del. Code Title XVIII Section 5005, would still be subject to non-disapproval of the Commissioner

3.5.	Performance Warranty. As part of the performance of the Services, Zimmer may provide to Ategrity a performance warranty (“Warranty”) as may be reasonably determined by Ategrity from time to time including as included in the Guidelines. Under such Warranty, Zimmer shall absorb the risks and costs associated with the failure to meet the performance benchmarks established by Ategrity. If Zimmer objects to a proposed Warranty, it shall provide prompt notice to Ategrity of such objection. In the event of such an objection the parties will work in good faith to resolve the objection. If such objection was not able to be resolved, Zimmer would not be required to provide the Services subject to the proposed Warranty.

Ategrity Specialty Insurance Company

14000 N. Pima Road, Suite 200, Scottsdale, AZ 85260 / 480.237.2417 / ategrity.com

4.	PAYMENT

4.1.	Fees and Payment. Zimmer shall provide invoices to Ategrity on a quarterly basis setting forth the Fees for such period. Undisputed Fees are due and payable net 90 days from the invoice date.

5.	CONFIDENTIALITY AND DATA PROTECTION

5.1.	Confidential Information. “Confidential Information” means non-public information disclosed orally or in writing by a party or its Affiliate (“Discloser”) to the other party or its Affiliate (“Recipient”) about (without limitation) its business, employees, finances, customers, operations, products, technology, plans, or pricing, that is designated as confidential or reasonably should be considered confidential given the nature of the information and the circumstances of its disclosure.

5.2.	Protection of Confidential Information. Recipient will use the same degree of care that it uses to protect the confidentiality of its own information of a like nature, but in no event less than reasonable care, (a) not to use Discloser’s Confidential Information for a purpose inconsistent with the activities contemplated under this Agreement, and (b) to limit access to Discloser’s Confidential Information to those of Recipient’s and its Affiliates’ employees, directors, contractors, advisors and auditors who need such access for activities contemplated under this Agreement and who are legally or contractually bound to protect the Confidential Information as provided in this section. Confidential Information excludes information that: (i) is or becomes generally known to the public without breach of a duty owed to Discloser, (ii) was known to Recipient before its disclosure hereunder without breach of a duty owed to Discloser, (iii) is received from a third party without breach of a duty owed to Discloser, or (iv) is independently developed by Recipient without use of Discloser’s Confidential Information.

5.3.	Requests for Confidential Information. If Recipient receives a government or other third-party request for Discloser’s Confidential Information, Recipient will direct the requestor to, and promptly notify, Discloser if legally permitted to do so. Recipient will comply with such a third-party request only if so required by law; in such an event, Recipient will seek to limit the disclosure to that Confidential Information which Recipient is legally required to disclose.

5.4.	Data Privacy. Each party shall at all times protect Personal Data received under this Agreement in accordance with applicable law.

5.5.	Data Breach. If a Recipient becomes aware of an unauthorized access to or disclosure, loss or alteration of Discloser’s Confidential Information, Recipient will promptly notify Discloser, seek to mitigate the breach, and preserve forensic evidence, and provide information to Discloser about the nature and scope of the breach.

6.	TERM AND TERMINATION

6.1.	Term of this Agreement. This Agreement shall run from the Effective Date until terminated in accordance with the provisions of the Agreement.

6.2.	Termination for Material Breach. If either party is in material breach of this Agreement, the other party may terminate this Agreement, at the end of a written 30-day notice and cure period if the breach has not been cured.

6.3.	Termination for Convenience. Ategrity may terminate this Agreement at any time upon 90-day notice to Zimmer. Notwithstanding the foregoing, Ategrity may terminate this Agreement with immediate effect, if required by the Delaware Insurance Commissioner (“Commissioner”).

6.4.	Termination of Warranty(s). Notwithstanding anything to the contrary, any Warranty provided subject to Clause 3.5 shall terminate, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts or receivership of such party’s business, (ii) upon either party making an assignment for the benefit of creditors, (iii) upon either party’s dissolution or ceasing to do business or (iv) upon the parties ceasing to be Affiliates, unless mutually agreed by the parties or their respective successors in interest.

Ategrity Specialty Insurance Company 14000 N. Pima Road, Suite 200, Scottsdale, AZ 85260 / 480.237.2417 / ategrity.com

6.5.	Survival of Terms. Any terms that by their nature survive termination of this Agreement for a party to assert its rights and receive the protections of this Agreement, will survive (including, without limitation, the confidentiality terms in this Agreement).

7.	LIMITATION OF LIABILITY

7.1.	No Indirect Damages. Neither party or its Affiliates will be liable for any indirect, special, incidental, or consequential damages or losses arising out of or related to this Agreement (including, without limitation, lost profits, lost revenue, lost savings, or costs of delay).

7.2.	Conditions. The exclusions and limits in this “Limitation of Liability” section reflect the parties’ allocation of risk and will apply under any legal theory (including, without limitation, contract, or tort), even where a party was aware of the possibility of such damages, the damages were foreseeable, and/or any remedies hereunder fail of their essential purpose. Such exclusions and limits will not limit damages that result from a party’s gross negligence, willful misconduct, or fraud, or to the extent prohibited by law.

8.	INDEMNIFICATION

8.1.	Defense of Third-Party Claims. Zimmer will indemnify, defend, and hold harmless Ategrity from any claim, demand, suit or proceeding that arises as a result of Zimmer’s breach of the Agreement (“Claim”), provided Ategrity (a) promptly notifies Zimmer of the Claim, (b) gives Zimmer sole control of the defense and settlement of the Claim (except Zimmer may not settle a Claim unless Ategrity is unconditionally released of all liability), and (c) gives Zimmer all reasonable assistance at Zimmer’s expense. For purposes of this section, “Ategrity” includes its affiliates.

9.	OTHER TERMS

9.1.	Governing Law and Arbitration. This Agreement, and any disputes arising out of or related hereto, will be governed exclusively by the laws of the State of Delaware, U.S.A., without regard to its conflicts of laws rules or the United Nations Convention on the International Sale of Goods. Any dispute or claim arising out of or relating to this Agreement, including the scope or applicability of this arbitration clause, will be determined by confidential and binding arbitration in New Castle County, Delaware, before a single arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. The parties will treat all disputes arising under this Agreement, including arbitration proceedings and awards, as Confidential Information of both parties, except as necessary in connection with a judicial challenge to or enforcement of an award or otherwise required by law or judicial decision. Notwithstanding the above, either party may seek injunctive relief in a court of competent jurisdiction, and issues of patent or copyright ownership or infringement may be decided only by a federal court in New Castle County, Delaware and not by arbitration. The prevailing party in any action arising from or relating to this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs including, without limitation, arbitration, and expert fees.

9.2.	Entire Agreement and Amendment. This Agreement constitutes the entire agreement of the parties and supersede all prior and contemporaneous discussions and agreements, oral and written, related to this Agreement’s subject matter. Neither party is relying on any representation not expressly included in this Agreement concerning the subject matter hereof. No representation, promise or inducement not included in this Agreement is binding. Any amendment or modification of this Agreement requires both parties’ signatures and shall be subject to review and approval by the Commissioner

9.3.	No Assignment. Neither party may assign or transfer this Agreement to a third party without the expressed written consent of the other party.

9.4.	Anti-Corruption. The parties shall comply with all applicable laws relating to anti-bribery and anti-corruption. Each party represents that it has not received or been offered any illegal or improper bribe, kickback, payment, gift, or thing of value from an employee or agent of the other party in connection with this Agreement.

9.5.	Notices. Notices under this Agreement will be written and be effective on (i) the second business day after mailing, (ii) confirmed delivery by courier service, or (iii), except for notices of breach or an indemnifiable claim (“Legal Notices”), the day sent by email.

9.6.	Independent Contractors. The parties are independent contractors with respect to each other.

9.7.	Waiver and Enforceability. Any waiver of a right under this Agreement requires the waiving party’s signature. If any term of this Agreement is invalid or unenforceable, the other terms remain in effect.

Ategrity Specialty Insurance Company 14000 N. Pima Road, Suite 200, Scottsdale, AZ 85260 / 480.237.2417 / ategrity.com

9.8.	Money Damages Insufficient. A party’s breach of its confidentiality obligations under this Agreement or violation of the other party’s intellectual property rights could cause the other party irreparable harm. The other party may seek a court order to stop or prevent any such breach or violation.

9.9.	No Third-Party Beneficiaries. There are no third-party beneficiaries under this Agreement.

9.10.	Regulatory Approval. Notwithstanding anything to the contrary this Agreement is subject to the approval of the Commissioner and may be subject to cancellation or amendment at the request of the Commissioner.

9.11.	Regulatory Requirements. To the extent that Ategrity is subject to the provisions of 18 Del. Admin code, Regulation 1801, Section 19.2 the following additional terms shall apply;

9.11.1.	Any settlements will be made in compliance with the requirements set forth in the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners.

9.11.2.	Ategrity will not advance funds to Zimmer pursuant to this Agreement except to pay for Services.

9.11.3.	Ategrity will maintain oversight for functions provided by Zimmer and Ategrity will monitor Services annually for quality assurance.

9.11.4.	All records and data developed or maintained under or related to this Agreement that are otherwise the property of Ategrity, in whatever form maintained, including, but not limited to financial records, claims and claim files, policyholder lists, application files, litigation files, premium records, rate books, underwriting manuals, personnel records, financial records or similar records within the possession, or similar records within the possession, custody or control of Zimmer (“Records and Data”) of Ategrity are and remain the property of Ategrity, and shall be: (1) subject to control of Ategrity; (2) identifiable; and (3) segregated from all other persons’ Records and Data or readily capable of segregation at no additional cost to Ategrity.

9.11.5.	All funds and invested assets of Ategrity are the exclusive property of Ategrity, held for the benefit of Ategrity and are subject to the control of Ategrity.

9.11.6.	If Ategrity is placed in supervision, seizure, conservatorship, or receivership pursuant to 18 Del.C. Ch. 59: (1) all of the rights of Ategrity under this Agreement extend to the receiver or Delaware Insurance Commissioner to the extent permitted by Delaware law; (2) all Records and Data of Ategrity shall be identifiable and segregated from all other persons’ records and data or readily capable of segregation at no additional cost to the receiver or the Delaware Insurance Commissioner; (3) a complete set of Records and Data of Ategrity will immediately be made available to the receiver or the Delaware Insurance Commissioner, shall be made available in a usable format, and shall be turned over to the receiver or the Delaware Insurance Commissioner immediately upon the receiver or the Delaware Insurance Commissioner’s request, and the cost to transfer data to the receiver or the Delaware Insurance Commissioner shall be fair and reasonable; and (4) Zimmer will make available all employees essential to the operations of Ategrity and the services associated therewith for the immediate continued performance of the essential services ordered or directed by the receiver or Delaware Insurance Commissioner.

9.11.7.	Zimmer has no automatic right to terminate this Agreement if Ategrity is placed into supervision, seizure, conservatorship, or receivership pursuant to 18 Del.C. Ch. 59.

9.11.8.	Zimmer will provide the essential services for at least six months after termination of this Agreement, if Ategrity is placed into supervision, seizure, conservatorship or receivership pursuant to 18 Del.C. Ch. 59, as ordered or directed by the receiver or the Delaware Insurance Commissioner. Performance of the essential services will continue to be provided without regard to pre-receivership unpaid fees, so long as Zimmer continues to receive timely payment for post-receivership services rendered, and unless released by the receiver, the Delaware Insurance Commissioner or supervising court.

9.11.9.	Zimmer will continue to maintain any systems, programs, or other infrastructure notwithstanding supervision, seizure, conservatorship or receivership pursuant to 18 Del.C. Ch. 59, and will make them available to the receiver or the Delaware Insurance Commissioner as ordered or directed by the receiver or the Delaware Insurance Commissioner, for so long as Zimmer continues to receive timely payment for post-receivership services rendered, and unless released by the receiver, the Delaware Insurance Commissioner or supervising court.

9.11.10.	In furtherance of the cooperation between the receiver and the affected guaranty association or associations and subject to the receiver’s authority over Ategrity, if Ategrity is placed into supervision, seizure, conservatorship or receivership pursuant to 18 Del.C. Ch. 59, and portions of Ategrity’s policies or contracts are eligible for coverage by one or more guaranty associations, Zimmer’s commitments under Section 9.11(1)-(6) of this Agreement will extend to such guaranty association or associations.

Ategrity Specialty Insurance Company 14000 N. Pima Road, Suite 200, Scottsdale, AZ 85260 / 480.237.2417 / ategrity.com

9.11.11.	Notwithstanding anything to the contrary, Ategrity and its employees and affiliates (such persons, the “Indemnitees”) shall be indemnified and held harmless by Zimmer to the fullest extent legally permissible, from and against any and all loss, liability and expense (including without limitation judgments, fines, amounts paid or to be paid in settlement and reasonable attorney’s fees) to the extent incurred or suffered by the Indemnitees as a result of Zimmer’s gross negligence, wilful misconduct, or fraud and for any actions by Zimmer that violate Section 9.11 of this Agreement.

The signers below are authorized to execute this Agreement, for Ategrity and Zimmer, respectively.

Zimmer		Ategrity

Signature:	/s/ Barbara Burger	Signature:	/s/ Justin Cohen

Name:	Barbara Burger	Name:	Justin Cohen

Title:	General Counsel and Authorized Signatory of Investment Manager	Title:	CEO

Date:	9/14/2023	Date:	9/18/2023

Ategrity Specialty Insurance Company 14000 N. Pima Road, Suite 200, Scottsdale, AZ 85260 / 480.237.2417 / ategrity.com